Exhibit 10.1
Execution Copy

FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND WAIVER, dated as of February 17, 2009 (this "Amendment"), is among Modine Manufacturing Company, a Wisconsin corporation, any Foreign Subsidiary Borrowers, the Lenders party hereto and JPMorgan Chase Bank, N.A., a national banking association, as Swing Line Lender, as LC Issuer and as Agent.

RECITAL

The Borrower, the Lenders party thereto and the Agent are parties to an Amended and Restated Credit Agreement dated as of July 18, 2008 (as amended or modified from time to time, the "Credit Agreement").  The Borrower desires to amend the Credit Agreement and the Agent and the Lenders are willing to do so in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.
WAIVER

1.1           The Borrower has informed the Lenders and the Agent that Defaults have occurred under Section 7.2 of the Credit Agreement due to a breach of Sections 6.18(a) and (b) of the Credit Agreement as of December 31, 2008 (the "Existing Defaults").  The Borrower has requested that the Lenders and the Agent waive the Existing Defaults.

1.2           Pursuant to such request, and subject to (a) the accuracy of the representations of the Borrower hereunder, and (b) the satisfaction of the conditions to the effectiveness of this Agreement specified in Article IV hereof, the Lenders hereby waive the Existing Defaults.  The Borrower acknowledges and agrees that the waiver contained herein is a limited, specific, and one-time waiver as described above.  Such limited waiver shall not modify or waive any other Default or Unmatured Default or any other term, covenant or agreement contained in any of the Loan Documents, and shall not be deemed to have prejudiced any present or future right or rights which the Agent or the Lenders now have or may have under the Credit Agreement or the other Loan Documents and, in addition, shall not entitle the Borrower or the Guarantors (or any of them) to a waiver, amendment, modification or other change to, of or in respect of any provision of any of the Loan Documents in the future in similar or dissimilar circumstances.

ARTICLE 2.
AMENDMENTS

The Credit Agreement shall be amended as follows:

2.1           The following definitions are added to the Credit Agreement in appropriate alphabetical order:

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Article 6 of this Agreement, or related definitions herein, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the lender under any agreement with respect to any Indebtedness of the Borrower or such Subsidiary or any agreement for the refinancing or extension of all or a portion of the Indebtedness thereunder (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Article 6 of this Agreement, or related definitions herein.

“Additional Default” shall mean any provision contained in any agreement with respect to any Indebtedness of the Borrower or any Subsidiary or any agreement for the refinancing or extension of all or a portion of the Indebtedness thereunder which permits the holders of such Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrower or any Subsidiary to purchase the Indebtedness thereunder or any agreement for the refinancing or extension of all or a portion of the Indebtedness thereunder prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Article 7 of this Agreement, or related definitions herein, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the lender under any agreement with respect to any Indebtedness of the Borrower or such Subsidiary or any agreement for the refinancing or extension of all or a portion of the Indebtedness thereunder (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Article 7 of this Agreement, or related definitions herein.

“Adjusted Eurocurrency Reference Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) in the case of Loans by a Lender from its Lending Installation in the United Kingdom, the Mandatory Cost Rate.

“Banking Services” shall mean all treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services and international treasury management services), commercial credit cards and stored value cards, provided to any of the Borrower or any of its Subsidiaries by any Lender or any Lender's Affiliates.

“Banking Services Obligations” shall mean any and all obligations of any of the Borrower or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Brazil Holdback" means the contingent obligation of the Borrower to the former owners of Modine do Brasil Sistemas Termicos Ltda. in the amount of $2,000,000.

“Capital Expenditures” means for any period all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with Agreement Accounting Principles.

"Capital Stock" means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Collateral" shall mean all assets of the Borrower and each of its Subsidiaries in which a Lien is required to be granted to secure the Obligations.

"Collateral Agent" means JPMorgan in its capacity as collateral agent under the Collateral Documents.

"Collateral Documents" means, collectively, the Intercreditor Agreement, the Security Agreements, the Mortgages and all other agreements or documents granting or perfecting a Lien in favor of the Collateral Agent for the benefit of the Secured Parties under the Intercreditor Agreement or otherwise providing support for the Secured Obligations at any time, as any of the foregoing may be amended or modified from time to time.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Facility LC's or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Bank, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Facility LC's and Swing Line Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part prior to a date one year after the Facility Termination Date.

"Event of Loss" means, with respect to any property of the Borrower and its Subsidiaries, any loss, destruction or damage of such property or any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

"First Amendment" means the First Amendment to this Agreement dated as of the First Amendment Effective Date.

"First Amendment Effective Date" shall mean February 17, 2009.

"January 2009 Financial Forecasts" means the financial forecasts provided to the Lenders by the Borrower on January 25, 2009, and the Quarterly EBITDA Sensitivity Analysis provided to the Lenders by the Borrower on February 5, 2009.

"Modine Holding Consolidated Group" means Modine Holding GmbH and its Subsidiaries existing as of the First Amendment Effective Date.

"Modine Korea" means Modine Korea, LLC, a wholly owned Subsidiary of the Borrower.

"Mortgages" means each mortgage, deed of trust and similar agreement and any other agreement from any Borrower or Guarantor granting a Lien on any of its real property, each in form and substance acceptable to the Agent and as amended or modified from time to time, entered into by any Borrower or Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement.

"Net Cash Proceeds" means, without duplication, in connection with any issuance of Capital Stock, sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any property insurance claim or condemnation award, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of (i) direct costs relating solely to such sale, other disposition or settlement, including sales commissions and reasonable and documented attorneys' fees, accountants' fees, investment banking fees, and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale, insurance claim or condemnation award (other than any Lien in favor of the Agent for the benefit of the Agent and the Lenders) and (iii) taxes paid or reasonably estimated to be payable as a result thereof.

"Note Purchase Agreements" means the 2005 Note Purchase Agreement and the 2006 Note Purchase Agreement.

"Note Purchase Documents" means the 2005 Note Purchase Documents and the 2006 Note Purchase Documents.

"Secured Obligations" means, collectively, all (i) Obligations, (ii) Rate Management Obligations owing to one or more Lenders or their Affiliates, (iii) 2005 Senior Note Debt, (iv) 2006 Senior Note Debt and (v) Banking Services Obligations.

"Secured Parties" means the Collateral Agent, the Agent, the Lenders, the Senior Note Holders and the other holders of the Secured Obligations.

"Security Agreements" means each security agreement, pledge agreement, pledge and security agreement and similar agreement and any other agreement from any Borrower or Guarantor granting a Lien on any of its personal property (including without limitation any Capital Stock owned by such Borrower or Guarantor), each in form and substance acceptable to the Agent and as amended or modified from time to time, entered into by any Borrower or Guarantor at any time for the benefit of the Collateral Agent and the Secured Parties pursuant to this Agreement or the Intercreditor Agreement.

"Senior Note Holders" means the 2005 Senior Note Holders and the 2006 Senior Note Holders.

"2005 Note Purchase Documents" means the 2005 Note Purchase Agreement, the 2005 Senior Notes and all agreements and documents executed in connection therewith at any time and as amended or modified from time to time.

"2005 Senior Note Debt" means the indebtedness and other liabilities owing pursuant to any 2005 Note Purchase Documents at any time.

"2005 Senior Note Holders" means the holders of the 2005 Senior Note Debt.

"2005 Senior Notes" means the 4.91% Senior Notes due September 29, 2015 in the aggregate principal amount of $75,000,000 issued by the Borrower pursuant to the 2005 Note Purchase Agreement, as amended or modified from time to time and including any notes issued in exchange or replacement for such notes, and any other securities issued pursuant to the 2005 Note Purchase Agreement at any time.

"2006 Note Purchase Documents" means the 2006 Note Purchase Agreement, the 2006 Senior Notes and all agreements and documents executed in connection therewith at any time and as amended or modified from time to time.

"2006 Senior Note Debt" means the indebtedness and other liabilities owing pursuant to any 2006 Note Purchase Documents at any time.

"2006 Senior Note Holders" means the holders of the 2006 Senior Note Debt.

"2006 Senior Notes" means the 5.68% Senior Notes, Series A, due December 7, 2017 in the aggregate principal amount of $50,000,000 issued by the Borrower pursuant to the 2006 Note Purchase Agreement and the 5.68% Senior Notes, Series B, due December 7, 2018 in the aggregate principal amount of $25,000,000 issued by the Borrower pursuant to the 2006 Note Purchase Agreement, in each case as amended or modified from time to time and including any notes issued in exchange or replacement for such notes, and any other securities issued pursuant to the 2006 Note Purchase Agreement at any time.

2.2           The following definitions in the Credit Agreement are restated as follows.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on  such day plus ½ of 1% per annum and (c) the Adjusted Eurocurrency Reference Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change  in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Reference Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Reference Rate, respectively.

“Applicable Fee Rate” means, at any time and as the context may require, (i) 0.50% per annum with respect to commitment fees accruing on the Available Aggregate Commitment, (ii) 4.75% per annum with respect to letter of credit fees accruing on the undrawn stated amount of standby Facility LCs or (iii) 2.375% per annum with respect to letter of credit fees accruing on the undrawn stated amount of commercial Facility LCs.

“Applicable Margin” means with respect to (i) any Eurocurrency Advances, 4.75% and (ii) Floating Rate Advance, 3.75%.

“Consolidated Net Income” means, as to any Person and with reference to any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period, (a) excluding (i) any non-cash charges or gains which are unusual, non-recurring or extraordinary, (ii) any non-cash charges or gains related to exchange gains or losses on intercompany loans or to the Brazil Holdback, (iii) for purposes of Section 6.18 only, Restructuring Charges subject to the limits set forth in the definition of Restructuring Charges, and (iv) fees and expenses incurred by or for the account of the Borrower with respect to any Financial Advisor engaged pursuant to Sections 9.6(d) and (e) hereof or Sections 15.2 and 15.3 of the Note Purchase Agreements as in effect on the First Amendment Effective Date; and (b) including, to the extent not otherwise included in the determination of Consolidated Net Income, all cash dividends and cash distributions received by the Borrower or any Subsidiary from any Person in which the Borrower or such Subsidiary has made an investment; provided, however, that for any calculation of Consolidated Net Income for any period commencing on or after April 1, 2009, Modine Korea shall not be included as a Subsidiary of the Borrower.

“Consolidated Total Debt” means as to any Person and at any time Indebtedness and, without duplication, Debt (as such term is defined in the Note Purchase Agreements as of the First Amendment Effective Date) of such Person and its Subsidiaries calculated on a consolidated basis.

“Guarantor” means (a) with respect to the Obligations and Rate Management Obligations owing by the Borrower, each Subsidiary required under this Agreement to execute and deliver a Guaranty and its successors and assigns with respect to such Obligations and Rate Management Obligations, and (b) with respect to the Obligations and Rate Management Obligations owing by a Foreign Subsidiary Borrower, the Borrower and its successors and assigns and each Subsidiary required under this Agreement to execute and deliver a Guaranty and its successors and assigns with respect to such Obligations and Rate Management Obligations.

"Intercreditor Agreement" shall mean the Collateral Agency and Intercreditor Agreement among the Secured Parties of the Borrower and JPMorgan, as Collateral Agent, dated as of the date hereof, as amended or modified from time to time, provided that such Intercreditor Agreement, and any amendments or modifications thereto, shall be in form and substance acceptable to the Required Lenders and the Agent.

“Interest Expense Coverage Ratio” means, as of any date of calculation, the ratio of (i) the Borrower’s Consolidated Adjusted EBITDA for the then most recently ended four fiscal quarters to (ii) the Borrower’s Consolidated Interest Expense for the then most recently ended four fiscal quarters.

“Leverage Ratio” means, as of any date of calculation, the ratio of (i) the Borrower’s Consolidated Total Debt outstanding on such date, minus the amount of any cash collateral provided for any of the Obligations, the Rate Management Obligations owing to one or more Lenders or their Affiliates or the Banking Services Obligations, to (ii) the Borrower’s Consolidated Adjusted EBITDA for the then most recently ended four fiscal quarters.

"Loan Documents" means this Agreement, the Guaranties, the Facility LC Applications, the Collateral Documents, any Notes issued pursuant to Section 2.16 and any other agreements or instruments executed in connection herewith at any time.

"Material Indebtedness" means (a) 2005 Senior Note Debt, (b) 2006 Senior Note Debt, and (c) any other Indebtedness (other than the Loans and Facility LC's) of the Borrower in an aggregate principal amount exceeding $5,000,000.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto on a limited recourse basis, provided that (i) such sale, conveyance or transfer qualifies as a sale under Agreement Accounting Principles and (ii) the aggregate outstanding Receivables Transaction Attributed Indebtedness for all Qualified Receivables Transactions (including those listed on Schedule 6.16 and any other Qualified Receivables Transaction at any time, but excluding sales or assignments of trade notes receivable or accounts receivable of the Borrower's Foreign Subsidiaries permitted under Section 6.17(b)) shall not exceed $15,000,000.

“Restructuring Charges” means certain cash charges related any restructuring program of the Borrower and its Subsidiaries subject to the following limitations:

(a) such charges specifically relate to the following categories of expense incurred in connection with any such restructuring: severance and related benefits; contractual salary continuation with respect to terminated employees, retained restructuring consulting; equipment transfer; employee outplacement; environmental services; and employee insurance and benefits continuation.

(b) the aggregate amount of all Restructuring Charges shall not exceed $14,000,000 for all times after December 31, 2008.

"Significant Subsidiary" means any Subsidiary that, together with its subsidiaries, owns consolidated total assets with a value of greater than $1,000,000 at any time.

2.3	Section 2.3 is restated as follows:

2.3	Determination of Dollar Amounts; Required Payments; Termination.

(a)	The Agent will determine the Dollar Amount of:

(i) each Credit Extension as of the date three Business Days prior to (x) in the case of an Advance, the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and (y) in the case of a Facility LC, the date for which a Borrower has requested issuance of such Facility LC, and

(ii)  all outstanding Credit Extensions on and as of the last Business Day of each month and on any other Business Day elected by the Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a “Computation Date” with respect to each Credit Extension for which a Dollar Amount is determined on or as of such day.  If at any time the Dollar Amount of the Aggregate Outstanding Credit Exposure (calculated, with respect to those Credit Extensions denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Credit Extension) exceeds the Aggregate Commitment, the Borrowers shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.

(b)           In addition to all other payments of the Obligations or relating to the Obligations required hereunder and unless waived by the Required Lenders, the Borrower shall pay or cause to paid 100% of the Asset Sale Net Proceeds as a prepayment of the principal amount of the Advances in excess of $94,000,000 (up to the amount of such excess) and, if any Asset Sale Net Proceeds remain thereafter, shall pay such remaining amounts to the Collateral Agent, to be held by the Collateral Agent in accordance with Section 4.2(b) of the Intercreditor Agreement as in effect on the date hereof (and giving effect to any amendment thereof only if agreed to by the Borrower) and applied to the Secured Obligations (as defined in the Intercreditor Agreement as in effect on the date hereof, and giving effect to any amendment thereof only if agreed to by the Borrower) in accordance with the Intercreditor Agreement as in effect on the date hereof, and giving effect to any amendment thereof only if agreed to by the Borrower.  The amount paid to the Collateral Agent and held by the Collateral Agent shall not reduce the Obligations until, and only to the extent, such amounts are applied by the Collateral Agent to the Obligations in accordance with the Intercreditor Agreement as in effect on the date hereof (and giving effect to any amendment thereof only if agreed to by the Borrower).

As used herein, "Asset Sale Net Proceeds" means 100% of all of the Net Cash Proceeds from any sale, Event of Loss, license, lease or other disposition or transfer of any assets (including without limitation any Sale and Leaseback Transaction and any sale permitted under Section 6.17(b) or (c), but excluding the Excluded Sales described below) in excess of $25,000,000 in aggregate amount after the First Amendment Effective Date, each payable and effective upon receipt of such Net Cash Proceeds.  As used herein, "Excluded Sales" means (i) the sale of inventory in the ordinary course of business, (ii) the sale of obsolete or worn-out property in the ordinary course of business not to exceed $1,000,000 in the aggregate after the First Amendment Effective Date, (iii) sales of notes receivable or accounts receivable to the extent permitted under Section 6.17; (iv) revenues from licenses in existence on the First Amendment Effective Date, including all renewals, extensions and modifications thereof and substitutions therefor, or (v) if the Borrower shall deliver to the Agent a certificate of a Authorized Officer to the effect that the Borrower or its applicable Subsidiary receiving the Net Cash Proceeds from an Event of Loss intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property or equipment to be used in the business of the Borrower or its Subsidiaries, and certifying that no Default has occurred and is continuing, then such Net Cash Proceeds specified in such certificate shall be excluded from the prepayment determination required under the first sentence of this Section 2.3(b), provided that to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 180 day period, such Net Cash Proceeds will not be so excluded, and will be included in the calculation contained in the first sentence of this Section 2.3(b) in determining whether a prepayment shall then be required.

Notwithstanding anything herein to the contrary, and the Aggregate Commitment will be automatically reduced by (x) 100% of the Asset Sale Net Proceeds used as a prepayment of the principal amount of the Advances in excess of $94,000,000, simultaneously with such payment, and (y) 38.524590163% of all Asset Sale Net Proceeds paid to the Collateral Agent and to be held by the Collateral Agent (provided that, if a greater percentage thereof is applied by the Collateral Agent to the principal amount of the Advances, then such amount in excess of the amount that previously reduced the Aggregate Commitment shall further reduce the Aggregate Commitments as and when such amount is so applied to the principal amount of the Advances).

(c)           In addition to all other payments of the Obligations required hereunder and unless waived by the Required Lenders, if at any time (i) the aggregate principal amount of the Aggregate Outstanding Credit Exposure exceeds $94,000,000 and (ii) the aggregate amount of cash and Cash Equivalent Investments (excluding the aggregate amount of any cash collateral for any Obligations or Rate Management Obligations) of the Borrower and its Domestic Subsidiaries on hand exceeds $10,000,000 (the "Excess Domestic Cash"), then the Borrowers shall prepay the Obligations or cause the Obligations to be prepaid by the amount of the Excess Domestic Cash on or within 14 days after such excess occurs, unless any such other payment is required to be made at such time under this Agreement or the Intercreditor Agreement.

(d)           In addition to all other payments of the Obligations required hereunder and unless waived by the Required Lenders, if at any time (i) the aggregate principal amount of the Aggregate Outstanding Credit Exposure exceeds $94,000,000 and (ii) the aggregate amount of cash and Cash Equivalent Investments (excluding the aggregate amount of any cash collateral for any Obligations or Rate Management Obligations) of the Foreign Subsidiaries on hand exceeds $20,000,000 (the "Excess Foreign Cash"), then the Borrowers shall cause the Obligations to be prepaid by the amount of the Excess Foreign Cash (and the Borrower shall cause the Excess Foreign Cash to be repatriated to the United States to effect such prepayment, and it is acknowledged that such repatriation may be in the form of dividends from the applicable Foreign Subsidiary or by loan from the applicable Foreign Subsidiary to the Borrower evidenced by documents satisfactory to the Agent and subordinated to all Secured Obligations on terms and by agreements satisfactory to the Agent) on or within 45 days after such excess occurs, unless any such other payment is required to be made at such time under this Agreement or the Intercreditor Agreement; provided, that  no such prepayment or repatriation shall be required if the amount of Excess Foreign Cash is reduced to zero through ordinary uses of cash by such Foreign Subsidiary in compliance with this Agreement.  Notwithstanding anything in this Section 2.3(d) to the contrary, to the extent that the Borrower has determined in good faith and has documented in reasonable detail to the reasonable satisfaction of the Agent, that any repatriation of Excess Foreign Cash would (i) result in material adverse tax consequences, (ii) result in a material breach of any agreement governing Indebtedness of such Foreign Subsidiary permitted to exist or to be incurred by such Foreign Subsidiary under the terms of this Agreement and/or (iii) be limited or prohibited under applicable local law, the prepayment required by this Section 2.3(d) shall be deferred on terms to be agreed between the Borrower and the Agent; provided that in each case the Borrower and such Foreign Subsidiary shall take commercially reasonable steps (except to the extent that any such steps result in material cost or tax to the Borrower or any of its Subsidiaries) to minimize any such adverse tax consequences and/or to obtain any exchange control clearance or other consents, permits, authorizations or licenses which are required to enable such Excess Foreign Cash to be repatriated or advanced to, and applied by, the Borrower in order to effect such a prepayment.

(e)           In addition to all other payments of the Obligations or relating to the Obligations required hereunder and unless waived by the Required Lenders, the Borrower shall pay 100% of the Equity Issuance Net Proceeds as a prepayment of the principal amount of the Advances in excess of $94,000,000 (up to the amount of such excess) and, if any Equity Issuance Net Proceeds remain thereafter, shall pay such remaining amounts to the Collateral Agent, to be held by the Collateral Agent in accordance with Section 4.2(b) of the Intercreditor Agreement as in effect on the date hereof (and giving effect to any amendment thereof only if agreed to by the Borrower) and applied to the Secured Obligations (as defined in the Intercreditor Agreement as in effect on the date hereof, and giving effect to any amendment thereof only if agreed to by the Borrower) in accordance with the Intercreditor Agreement as in effect on the date hereof, and giving effect to any amendment thereof only if agreed to by the Borrower.  The amount paid to the Collateral Agent and held by the Collateral Agent shall not reduce the Obligations until, and only to the extent, such amounts are applied by the Collateral Agent to the Obligations in accordance with the Intercreditor Agreement as in effect on the date hereof (and giving effect to any amendment thereof only if agreed to by the Borrower).

As used herein, "Equity Issuance Net Proceeds" means 50% of all of the Net Cash Proceeds from issuance of any Capital Stock by the Borrower.

Notwithstanding anything herein to the contrary, and the Aggregate Commitment will be automatically reduced by (x) 100% of the Equity Issuance Net Proceeds used as a prepayment of the principal amount of the Advances in excess of $94,000,000, simultaneously with such payment, and (y) 38.524590163% of all Equity Issuance Net Proceeds paid to the Collateral Agent and to be held by the Collateral Agent (provided that, if a greater percentage thereof is applied by the Collateral Agent to the principal amount of the Advances, then such amount in excess of the amount that previously reduced the Aggregate Commitment shall further reduce the Aggregate Commitments as and when such amount is so applied to the principal amount of the Advances).

(f)            If the principal amount of the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment at any time, the Borrower shall promptly pay, or cause to be paid, the amount of such excess.

(g)           The Aggregate Outstanding Credit Exposure and all other unpaid Obligations owing by each Borrower shall be paid in full by each such Borrower on the Facility Termination Date.

If any prepayment required under this Section 2.2 would exceed the aggregate Loans at such time and any LC Obligations are outstanding, then the amount of such excess shall be deposited in the Facility LC Collateral Account.

2.4           The following is added to the end of Section 2.6:  "Notwithstanding anything herein to the contrary, the Aggregate Commitment shall automatically be reduced by the Dollar Amount by which the sum of (i) the aggregate principal amount of Indebtedness incurred under Section 6.16(e) (and not including any Indebtedness described on Schedule 6.16) by the members of the Modine Holding Consolidated Group plus (ii) the aggregate unfunded committed amount of all credit facilities for such Indebtedness, is in excess of €5,000,000, effective as of the date such Indebtedness is incurred or such credit facility or facilities are effective and as of the date any subsequent increase therein occurs, provided that the aggregate reductions in the Aggregate Commitment pursuant to this sentence shall not exceed $15,000,000.

2.5           Section 2.26 is restated as follows:  Section 2.26 [Intentionally Deleted].

2.6           The following new Sections 2.27 and 2.28 are added to the Credit Agreement:

2.27.        Collateral Security; Further Assurances.     (i)  To secure the payment when due of the Secured Obligations (subject to the Intercreditor Agreement), the Borrower shall execute and deliver, or cause to be executed and delivered, to the Collateral  Agent, Collateral Documents granting or providing for the following:

(a)           Security Agreements granting a first priority, enforceable Lien and security interest, subject to the Liens permitted by this Agreement and subject to the sharing provisions to be contained in the Intercreditor Agreement, on all present and future accounts, chattel paper, commercial tort claims, deposit accounts, documents, farm products, fixtures, chattel paper, equipment, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights (as those terms are defined in the Illinois Uniform Commercial Code) and all other personal property of the Borrower and of each Guarantor, subject to any exclusions described in the Intercreditor Agreement or approved by the Required Lenders.  Notwithstanding the foregoing, with respect to Liens granted by the Borrower or any Guarantor on the Capital Stock of any Foreign Subsidiary such Lien shall not exceed 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Guarantor.  Notwithstanding the foregoing, at any time after a Default has occurred or if the Agent determines that the Borrower will not incur a material tax liability as result of such greater pledge, the Borrower shall, upon the request of the Agent, have the balance of its Capital Stock pledged to the Collateral Agent to secure, subject to the Intercreditor Agreement, the Secured Obligations.

(b)           Mortgages granting a Lien on all present and future real property of the Borrower and of each Guarantor to the extent such Liens are required by or on behalf of the Agent, the Required Lenders or any Senior Note Holder.

(c)           Any other Collateral required under the Note Purchase Documents.

(ii)           Each Foreign Subsidiary Borrower shall execute and deliver, or cause to be executed and delivered, Collateral Documents requested by the Agent from each such Foreign Subsidiary Borrower and each of its Subsidiaries, granting a first priority, enforceable Lien and security interest, subject to the Liens permitted by this Agreement and securing the Obligations owing by such Foreign Subsidiary Borrower, on all present and future assets of such Foreign Subsidiary Borrower and each of its Subsidiaries.  Additionally, to the extent required by the Agent or the Required Lenders at any time after a Default has occurred or if the Agent determines that the Borrower will not incur a material tax liability as result of the following, the Borrower shall cause, to the extent legally permitted and to the extent not prohibited by a restriction permitted under Section 6.25 hereof, each other Foreign Subsidiary required by the Agent or the Required Lenders to execute and deliver such Collateral Documents requested by the Agent to grant a first priority (subject to the Liens permitted by this Agreement), enforceable Lien and security interest on all present and future assets of such Foreign Subsidiary securing the Obligations and Rate Management Obligations owing by each Foreign Subsidiary Borrower.

(iii)           On or before the First Amendment Effective Date (or April 30, 2009 in the case of Collateral Documents relating to the Collateral described in Section 2.27(i)(b) or such later date agreed to by the Agent, provided that the Borrower shall use commercially reasonable efforts to complete such Collateral Documents as soon as practical), the Borrower shall cause all Collateral Documents as reasonably requested by the Agent, in each case duly executed on behalf of the Borrower and the Guarantors, as the case may be, granting to the Lenders and the Agent the Collateral and support specified in Section 2.27 hereof, together with: (v) such resolutions, certificates and opinions of counsel as reasonably requested by the Agent; (w) the recordation, filing and other action (including payment of any applicable taxes or fees) in such jurisdictions as the Lenders or the Agent may deem necessary or appropriate with respect to the Collateral Documents, including the filing of financing statements, Mortgages and other filings which the Lenders or the Agent may deem necessary or appropriate to create, preserve or perfect the liens, security interests and other rights intended to be granted to the Lenders or the Agent thereunder, together with Uniform Commercial Code record searches and other Lien searches in such offices as the Lenders or the Agent may request; (x) evidence that the casualty and other insurance required pursuant to the Loan Documents is in full force and effect; (y) originals of all instruments and certificates representing all of the outstanding shares of Capital Stock and other securities and instruments to be pledged thereunder, with appropriate stock powers, endorsements and other powers duly executed in blank; and (z) such other evidence that Liens creating a first priority security interest, subject to the Intercreditor Agreement, in the Collateral shall have been created and perfected as requested by the Agent and the satisfaction of all other conditions in connection with the Collateral and the Collateral Documents as reasonably requested by the Agent, including without limitation all opinions of counsel, title work, surveys, environmental reports and other documents and requirements requested by the Agent, provided that it is acknowledged that the Agent is not requiring mortgagee title insurance, new surveys or new environmental reports at this time, but may require such items and shall require such other items in connection with the real estate as are required by the Noteholders.

(iv)           The Borrowers agree that they will promptly notify the Agent of the formation, acquisition or existence of any Subsidiary that is a Guarantor (per the definition of Guarantor) that has not executed a Guaranty and Collateral Documents or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Collateral Documents.  Each Borrowers agrees that it will promptly execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Agent, such additional Collateral Documents, Guaranties and other agreements, documents and instruments, each in form and substance satisfactory to the Agent, sufficient to grant the Guaranties and Liens contemplated by this Agreement and the Collateral Documents.  Each Borrower shall deliver, and cause each Guarantor to deliver, to the Agent all original instruments payable to it with any endorsements thereto required by the Agent.  Additionally, the Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Agent, such certificates, legal opinions, lien searches, organizational and other charter documents, resolutions and other documents and agreements as the Agent may reasonably request in connection therewith.  Each Borrower shall use its best efforts to cause each lessor of real property to it or any Subsidiary where any material Collateral is located to execute and deliver to the Agent an agreement in form and substance reasonably acceptable to the Agent duly executed on behalf of such lessor waiving any distraint, lien and similar rights with respect to any property subject to the Collateral Documents and agreeing to permit the Collateral Agent to enter such premises in connection therewith.  Each Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the reasonable request of the Agent, such agreements and instruments evidencing any intercompany loans or other advances among the Borrower and its Subsidiaries, or any of them, and all such intercompany loans or other advances shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of a Default unless otherwise agreed to by the Required Lenders.

           2.28               Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender pursuant to Section 2.6;

(b) if any Swing Line Loan or Facility LC exists at the time a Lender is a Defaulting Lender, the Borrower shall within one Business Day following notice by the Agent (i) prepay such Swing Line Loan or, if agreed by the Swing Line Lender, cash collateralize the pro rata share of the Swing Line Loans of the Defaulting Lender on terms satisfactory to the Swing Line Lender, and (ii) cash collateralize such Defaulting Lender’s pro rata share of the existing Facility LC in accordance with the procedures set forth herein for so long as Facility LC's are outstanding; and

(c) the LC Issuer shall not be required to issue, amend or increase any Facility LC unless it is satisfied that cash collateral will be provided in accordance with Section 2.28(b).

Notwithstanding anything herein to the contrary, (a) no Defaulting Lender shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document or any departure therefrom or any direction from the Lenders to the Agent, and, for purposes of determining the Required Lenders at any time, the Commitments of, and the Obligations owing to, each Defaulting Lender shall be disregarded and (b) any modification of this Section 2.27 shall require the written consent of the Borrower, the Required Lenders, the Agent, the Swing Line Lender and the LC Issuer.

2.7           Section 4.2 is restated as follows:

4.2           Each Credit Extension.  The Lenders shall not (except as otherwise set forth in Section 2.2(e) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension to any Borrower unless on the applicable Credit Extension Date:

(a)  There exists no Default or Unmatured Default.

(b)  The representations and warranties contained in Article 5 are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c)  No payment is required under Section 2.3(c) or (d) or would be required under Section 2.3(c) after making such Credit Extension, whether on the date such Credit Extension is made or would be required after the lapse of the applicable grace period allowed under Sections 2.3(c), as determined by the Agent or the Required Lenders.

Each Borrowing Notice, request for issuance of a Facility LC, or Swing Line Borrowing Notice, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) and, to its knowledge, 4.2 (c) and (d) have been satisfied.

2.8           Section 5.5(b) is restated as follows:

(b)           Since March 31, 2008, except as reflected in or contemplated by the January 2009 Financial Forecast, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

2.9           The following new Sections 5.20 and 5.21 are added to the Credit Agreement:

5.20          2005 Senior Note and 2006 Senior Note Debt.  As of the First Amendment Effective Date, the outstanding principal balance of the 2005 Senior Note Debt is $75,000,000 and all 2005 Note Purchase Documents (including the waiver and amendment and other agreements and documents executed on or about the date hereof) have been delivered to the Lenders prior to the First Amendment Effective Date.  As of the First Amendment Effective Date, the outstanding principal balance of the 2006 Senior Note Debt is $75,000,000 and all 2006 Note Purchase Documents (including the waiver or amendment and other agreements and documents executed on or about the date hereof) have been delivered to the Lenders prior to the First Amendment Effective Date.  After giving effect to the waivers and amendments to Note Purchase Documents being delivered pursuant to Section 4.2 of the First Amendment, there is no event of default or event or condition which would become an event of default with notice or lapse of time or both, under any 2005 Note Purchase Document or 2006 Note Purchase Document.

5.21          Projections.  The January 2009 Financial Forecasts were prepared by or on behalf of the Borrower in good faith and on the basis of the assumptions stated therein and such assumptions were believed by the Borrower to be reasonable at the time prepared.  No facts are known to the Borrower as of the First Amendment Effective Date which, if reflected in such January 2009 Financial Forecasts, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

2.10          The first parenthetical clause in Section 6.1(a) is restated as follows: "(without a "going concern" or like qualification or exception (other than for the fiscal year ending March 31, 2009) and without any qualification or exception as to the scope of such audit)".

2.11          Section 6.1(i) is replaced with the following:

(i)             If requested by the Agent or the Required Lenders, within 20 days after the end of each month (commencing with the first month ending at least 15 days after such request), for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such month, all certified by an Authorized Officer;

(j)            promptly after the delivery thereof, copies of any reports by the Borrower Financial Advisor delivered to the Borrower, the board of directors of the Borrower or any committee thereof at any time;

(k)           simultaneously with their delivery to any Senior Note Holders, such projections, financial information and other reporting items delivered to any of the Senior Note Holders or their representatives pursuant any Note Purchase Documents;

(l)            Promptly upon the request of the Agent or the Required Lenders, an appraisal of the Borrower inventory of the Borrower and its Domestic Subsidiaries, at the expense of the Borrower, by a valuation or appraisal firm reasonably satisfactory to the Agent, provided that, if no Default has occurred, not more than one such appraisal per fiscal year of the Borrower shall be at the expense of the Borrower;

(m)           Promptly upon the request of the Agent or the Required Lenders, a consolidated thirteen week rolling cash flow statement of the Borrower and its Subsidiaries, to be updated by the Borrower weekly thereafter, and in form and detail acceptable to the Required Lenders and the Agent;

(n)            If requested by the Agent or the Required Lenders, within 20 days after the end of each month (commencing with the first month ending at least 15 days after such request), a schedule detailing the inventory of the Borrower and its Subsidiaries, a schedule and aging of the accounts receivable and payable of the Borrower and its Subsidiaries and a schedule of daily cash balances of the Borrower and its Subsidiaries, each in form and detail satisfactory to the Agent and with such supplemental information relating thereto as requested by the Agent;

(o)           promptly upon receipt thereof, any notice received from any Senior Note Holder or agent or trustee therefor and any notice that the Borrower or any of its Subsidiaries is subject to any investigation of any kind by any governmental entity or stock exchange;

(p)           immediately after becoming aware thereof, notice of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower or any of its Subsidiaries; and

(q)           such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

Notwithstanding the above, if any report or other information required under this Section 6.1 is due on a day that is not a Business Day, then such report or other information shall be required to be delivered on the first day after such day that is a Business Day.

2.12          Sections 6.2, 6.3, 6.4 and 6.5 are restated as follows:

Section 6.2             Inspection of Property, Books and Records.  The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to visit and inspect their respective properties in order to: (a) examine and make abstracts from any of their respective books and records; and (b) to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants.  The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.  Without limiting the foregoing, the Agent may conduct, at the Borrower's expense, such audits and field examinations of the assets of the Borrower and its Subsidiaries during normal business hours on reasonable notice and with reasonable frequency, all as determined by the Agent.  The Borrower further agrees to conduct such periodic teleconferences with the Agent and the Lenders and their respective advisors as reasonably requested by the Agent.

Section 6.3             Restricted Payments.  The Borrower will not, nor will it permit any Subsidiary to, declare or make any Restricted Payment except any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary.  The Borrower will not issue any Disqualified Stock.

Section 6.4             Loans or Advances.  Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except:

(a) deposits required by government agencies or public utilities;

(b) existing loans or advances between the Borrower and its Subsidiaries and between Subsidiaries described under the heading of "Intercompany Loan Balances" on Schedule 6.16 hereto, but no increase in the amount thereof (except to the extent increased amounts are permitted under another clause of this Section 6.4);

(c) loans or advances from any Foreign Subsidiaries to the Borrower or any Guarantor, provided that such loans and advances are evidenced by documents satisfactory to the Agent and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Agent;

(d) loans and advances between the Borrower and the Guarantors, provided that such loans and advances are evidenced by documents satisfactory to the Agent;

(e) loans and advances between Foreign Subsidiaries, provided that such loans and advances are (i) evidenced by documents satisfactory to the Agent and (ii) if such loans and advances are owing by a Foreign Subsidiary Borrower or any Foreign Subsidiary guaranteeing the Obligations of such Foreign Subsidiary Borrower, subordinated to all Obligations and Rate Management Obligations owing by such Foreign Subsidiary Borrower on terms and by agreements satisfactory to the Agent; and

(f) other loans and advances made in the ordinary course of business not exceeding $10,000,000 in the aggregate at any time outstanding;

provided that after giving effect to the making of any loans, advances or deposits permitted by clause (a), (b), (c), (d), (e) or (f) of this Section, no Default or Unmatured Default shall have occurred and be continuing.

Notwithstanding anything herein to the contrary, the Borrower will not, nor will it permit any Subsidiary to, make any loans and advances to Modine Korea, any member of the Modine Holding Consolidated Group or any Domestic Subsidiary that is not a Guarantor at any time on or after the First Amendment Effective Date, provided that this provision shall not restrict loans and advances between members of the Modine Holding Consolidated Group.

Section 6.5             Investments and Acquisitions.

(a)  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)             Cash Equivalent Investments.

(ii)            (x) Existing Investments in Subsidiaries but no increase in the amount thereof, and (y) other Investments described in Schedule 6.5, but no increase in the amount thereof, as reduced from time to time.

(iii)           Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction.

(iv)           Rate Management Transactions permitted by Section 6.20 and guaranties by the Borrower and its Subsidiaries of such Rate Management Obligations.

(v)           Loans and advances permitted by Section 6.4.

(b)  The Borrower and its Subsidiaries may make and have outstanding other Investments, provided that (i) no Default or Unmatured Default exists at the time such Investment is made or would be caused thereby and (ii) at no time shall the aggregate outstanding amount of all such other Investments existing and permitted under this Section 6.5(b) exceed $1,000,000.

Notwithstanding anything herein to the contrary, the Borrower will not, nor will it permit any Subsidiary to, make any Investments (including without limitation, loans and advances to, and other Investments) to Modine Korea, any member of the Modine Holding Consolidated Group or any Domestic Subsidiary that is not a Guarantor at any time on or after the First Amendment Effective Date, provided that this provision shall not restrict Investments between members of the Modine Holding Consolidated Group.

2.13          Section 6.6 is restated as follows:

Section 6.6             Negative Pledge.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Lien in, of or on any of the Property of the Borrower or any of its Subsidiaries, except for (a) Permitted Encumbrances, (b) Liens in favor of the Collateral Agent securing the Secured Obligations and subject to the Intercreditor Agreement, (c) Liens on up to $10,000,000 of cash or cash equivalents to secure existing Rate Management Obligations, (d) Liens in favor of the Agent securing the Obligations, and (e) Liens on assets of the Modine Holding Consolidated Group securing Indebtedness owing by the Modine Holding Consolidated Group and permitted under Section 6.16(e).

2.14          Reference in Section 6.7 to "Except for corporate reorganizations permitted by Sections 6.9(a) and 6.9(b)" and reference in Section 6.8 to "except for corporate reorganizations permitted by Sections 6.9(a) and 6.9(b)" shall be replaced with "Except for transactions permitted by Section 6.9" and "except for transactions permitted by Section 6.9", respectively.

           2.15              Sections 6.9(b) and (c) are restated as follows:

(b)           the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit:

(i)            sales of inventory in the ordinary course of business;

(ii)           sale or other disposition of Modine Korea, whether by sale of Capital Stock or assets, and other assets owned by Foreign Subsidiaries related to the Korean-based vehicular HVAC business;

(iii)          leases, sales or other dispositions of Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (iii) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, provided that, after giving effect to any such lease, sale or other disposition, no Default or Unmatured Default shall have occurred and be continuing; and

(iv)          any transfer of an interest in accounts or notes receivable and related assets permitted under Section 6.17.

(c)            the foregoing limitation on the discontinuation or elimination of any business line or segment shall not prohibit the liquidation and dissolution of any Subsidiary or the discontinuation or elimination of any business line or segment, provided that (i) the Borrower shall have reasonably determined that such business line or segment being discontinued or eliminated is a non-core business of the Borrower and its Subsidiaries, (ii) any sale of assets relating to any discontinuation or elimination of any business line or segment or any liquidation or dissolution of any Subsidiary shall be subject to the limitation on the sale, lease or other transfer of assets described in Section 6.9(b) and the prepayment requirements under Section 2.3(b) and the other terms of this Agreement, and (iii) after giving effect to any such liquidation or dissolution or discontinuation or elimination of any business line or segment, no Default or Unmatured Default shall have occurred and be continuing or would caused thereby.

2.16         Section 6.10 is restated as follows:

Section 6.10           Use of Proceeds.  The Borrower will use the proceeds of the Credit Extensions solely for general corporate purposes.  No portion of the proceeds of the Credit Extensions will be used by the Borrower, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” (as defined in Regulation U), or for any purpose in violation of any applicable law or regulation.

2.17         Sections 6.16 (e) is deleted and replaced with the following subsections (e) and (f):

(e)           Indebtedness, in addition to Indebtedness permitted pursuant to subsections (a)-(c) above, owing by the Modine Holding Consolidated Group not to exceed €35,000,000 in aggregate principal amount outstanding at any time.

(f)            Indebtedness, in addition to Indebtedness permitted pursuant to subsections (a)-(e) above, in an aggregate amount at any time outstanding not to exceed $10,000,000.

2.18         Section 6.16 is further amended by adding following to the end thereof:

Notwithstanding anything herein to the contrary, the Borrower will not permit or suffer to exist itself or any of its Subsidiaries (other than Modine Korea) to have any Contingent Obligation, or any other liability or obligation of any kind, with respect any Indebtedness or any other obligation or liability of Modine Korea, except such Contingent Obligation or other liability or obligation existing on the First Amendment Effective Date and described on Schedule 6.16-2, but no increase in the amount thereof as reduced from time to time.

2.19         Section 6.18 is restated as follows:

Section 6.18           Financial Covenants.

(a)  Leverage Ratio.  The Borrower will not permit the Leverage Ratio, determined as of the end of each fiscal quarter set forth below, to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Maximum Leverage Ratio
Fiscal quarter ending March 31, 2010	7.25 to 1.0
Fiscal quarter ending June 30, 2010	5.5 to 1.00
Fiscal quarter September 30, 2010	4.75 to 1.00
Fiscal quarter ending December 31, 2010	3.75 to 1.0
Any fiscal quarter ending thereafter	3.50 to 1.0

(b)  Interest Expense Coverage Ratio.  The Borrower will not permit the Interest Expense Coverage Ratio, determined as of the end of each fiscal quarter set forth below, to be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Minimum Interest Expense Coverage Ratio
Fiscal quarter ending March 31, 2010	1.50 to 1.0
Fiscal quarter ending June 30, 2010	2.00 to 1.00
Fiscal quarter September 30, 2010	2.50 to 1.00
Any fiscal quarter ending thereafter	3.00 to 1.0

(c)  Minimum EBITDA.  The Borrower will not permit the Consolidated Adjusted EBITDA, determined as of the end of each fiscal quarter set forth below, to be less than the amount set forth opposite such fiscal quarter:

Fiscal Quarter	Minimum Consolidated Adjusted EBITDA
Fiscal quarter ending March 31, 2009, as calculated for the fiscal quarter then ending	$	- 25,000,000
Fiscal quarter ending June 30, 2009, as calculated for the two consecutive fiscal quarters then ending	$	- 22,000,000
Fiscal quarter ending September 30, 2009, as calculated for the three consecutive fiscal quarters then ending	$	- 14,000,000
Fiscal quarter ending December 31, 2009, as calculated for the four consecutive fiscal quarters then ending		$1,750,000
Fiscal quarter ending March 31, 2010, as calculated for the four consecutive fiscal quarters then ending		$35,000,000

(d)  Capital Expenditures.  The Borrower will not permit or suffer Consolidated Capital Expenditures in excess of (i) $30,000,000 for the fiscal quarter ending March 31, 2009, (ii) $65,000,000 for the fiscal year ending March 31, 2010, or (iii) $70,000,000 for any fiscal year ending thereafter; in each case in addition to any replacement or rebuilding of any real property or equipment from the Net Proceeds from any Event of Loss of real property or equipment as provided in Section 2.3(b).

2.20          Sections 6.19(a) is restated as follows:

(a)            The Borrower will cause (i) each Subsidiary that delivers a guarantee, or otherwise incurs a Contingent Obligation, to any Person (other than to another Subsidiary or the Borrower) in respect of any Material Indebtedness to concurrently execute and deliver to the Agent a Guaranty with respect to all Obligations and Rate Management Obligations, (ii) each Domestic Subsidiary to promptly, and in any event within 30 days when required by this clause (ii), execute and deliver to the Agent a Guaranty with respect to all Obligations and Rate Management Obligations, provided that each Domestic Subsidiary in existence on the First Amendment Effective Date that is not signing a Guaranty on the First Amendment Effective Date shall not be required to be a Guarantor so long as it does not qualify as a Significant Subsidiary (and the Borrower represents that each Domestic Subsidiary in existence on the First Amendment Effective Date that is not signing a Guaranty on the First Amendment Effective Date is not a Significant Subsidiary), and (iii) each Subsidiary of any Foreign Subsidiary Borrower, if any, and any other Foreign Subsidiary requested by the Agent, to the extent they can legally do so without incurring a material tax liability and to the extent they are not prohibited by a restriction permitted under Section 6.25 hereof, to promptly execute and deliver to the Agent a Guaranty with respect to all Obligations of such Foreign Subsidiary Borrower.

2.21          The following new Sections 6.22, 6.23, 6.24, 6.25, 6.26 and 6.27 are added to the Credit Agreement:

6.22          Optional Payments and Modification of Debt.  The Borrower will not, nor will it permit any Subsidiary to, (i) make any optional payment, defeasance (whether a covenant defeasance, legal defeasance or other defeasance), prepayment, repurchase (including without limitation any offer to repurchase) or other optional redemption of any 2005 Senior Note Debt or 2006 Senior Note Debt, (ii) enter into any agreement restricting the ability of the Borrower and its Subsidiaries to amend or modify any Loan Document, except to the extent described in the waivers and amendments to Note Purchase Documents being delivered pursuant to Section 4.2 of the First Amendment, (iii) enter into any agreement or arrangement requiring any defeasance of any kind of any 2005 Senior Note Debt or 2006 Senior Note Debt, (iv) pay or agree to pay any fee, interest or other compensation or consideration (other than as required under the Note Purchase Documents as in effect on the First Amendment Effective Date) to any purchaser or other holder of the 2005 Senior Note Debt or 2006 Senior Note Debt, (v) shorten the maturity or termination date of any loans or other credit facilities of the Borrower or any Subsidiary under any Note Purchase Document (other than as required under the waivers and amendments to Note Purchase Documents being delivered pursuant to Section 4.2 of the First Amendment, provided that no regularly scheduled principal installment payment shall be due on or prior to July 18, 2011), (vi) amend or otherwise modify any term or provision of any Note Purchase Document requiring any prepayment, defeasance or repurchase of any 2005 Senior Note Debt or 2006 Senior Note Debt as in effect on the First Amendment Effective Date, or (vii) enter into any agreement or arrangement requiring any defeasance of any kind of any 2005 Senior Note Debt or 2006 Senior Note Debt except as set forth in or required by the Note Purchase Documents as in effect on the First Amendment Effective Date.

The Borrower represents and agrees that the only agreements or arrangements requiring any defeasance (whether a covenant defeasance, legal defeasance or other defeasance), prepayment, repurchase (including without limitation any offer to repurchase) or other redemption or payment of any principal of any 2005 Senior Note Debt or 2006 Senior Note Debt on or before July 18, 2011 (other than upon the acceleration thereof after an event of default or the existing prepayment required upon a change in control) are the prepayment provisions in waiver and amendment to 2005 Note Purchase Agreement and the waiver and amendment to 2006 Note Purchase Agreement and the amended and restated Notes, each in the form being delivered pursuant to Section 4.2 of the First Amendment.

6.23          Communications with Accountants.  The Borrower authorizes the Agent and each Lender to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to communicate to the Agent and each Lender information relating to the Borrower and its Subsidiaries with respect to the business, results of operations and financial condition of the Borrower or any of its Subsidiaries.

6.24          Deposit Accounts.  The Borrower shall, and shall cause each of its Subsidiaries to, maintain the Agent, a Lender or any of their respective Affiliates as their sole depository bank, including for the maintenance of all operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their respective businesses, provided that

(a)  with respect to all operating, administrative, cash management, collection activity, and other deposit accounts of the Borrower and the Domestic Subsidiaries, the Borrower shall have up to 60 days after the First Amendment Effective Date (or such later date agreed to by the Agent) to comply with the terms of this Section 6.24, provided that for administrative convenience the Borrower may maintain existing local deposit accounts at all times thereafter not to exceed $100,000 in aggregate amount for all such accounts of the Borrower and all Domestic Subsidiaries;

(b)  with respect to all operating, administrative, cash management, collection activity, and other deposit accounts of the Foreign Subsidiaries (other the Modine Holding Consolidated Group), the Borrower shall have up to 120 days after the First Amendment Effective Date (or such later date agreed to by the Agent) to comply with the terms of this Section 6.24, provided that at all times thereafter up to the Dollar Amount of $5,000,000 in the aggregate for all such Foreign Subsidiaries may be maintained by such Foreign Subsidiaries in deposit accounts in the country of their organization that are not with the Agent, a Lender or any of their respective Affiliates if neither the Agent nor any Lender or any of their respective Affiliates provides such depositary services in such country and such amount is required by Borrower's Subsidiaries in such country for their operations; and

(c)  the requirements of this Section 6.24 shall not apply to the Modine Holding Consolidated Group.

6.25.         Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any Domestic Subsidiary; provided that the foregoing shall not apply to: (a) restrictions and conditions imposed on the Modine Holding Consolidated Group in connection with Indebtedness permitted under Section 6.16(e), (b) restrictions and conditions imposed in connection with a material economic benefit provided to any Foreign Subsidiary by a governmental authority, (c) restrictions imposed under the Note Purchase Documents as in effect on the First Amendment Effective Date, and (d) restrictions and conditions imposed by law.

6.26          General Indemnity.           The Borrower will at all times protect, indemnify and save harmless the Collateral Agent, each Lender and each of their respective officers, directors, employees, agents and representatives (referred too herein as the “Indemnitees”) from and against all liabilities, obligations, claims, judgments, damages, penalties, fines, assessments, losses, indemnities, contributions, causes of action, costs and expenses (including, without limitation, the fees and expenses of attorneys, auditors and consultants) imposed upon or incurred by or asserted against the Indemnitees on account of (a) any failure of the Borrower or any Subsidiary or any employee or agent of any thereof to comply with any of the terms, covenants, obligations or prohibitions of this Agreement or any other Financing Document (as defined in the Intercreditor Agreement), (b) any breach of any representation or warranty of the Borrower or any Subsidiary set forth in this Agreement or in any other Financing Document or any certificate delivered by the Borrower or any Subsidiary pursuant hereto or thereto, or any claim that any statement, representation or warranty of the Borrower or any Subsidiary in any of the foregoing documents contains or contained any untrue or misleading statement of material fact or omits or omitted to state any material facts necessary to make the statements made therein not misleading in light of the circumstances under which they were made, (c) any action, suit, claim, proceeding or investigation of a judicial, legislative, administrative or regulatory nature arising from or in connection with the Collateral, including without limitation (1) the presence, escape, seepage, leakage, discharge, emission, release, removal or threatened release, or disposal of any Hazardous Materials and (2) any violation of any law, ordinance or governmental rules or regulations including without limitation any Environmental Law, (d) any suit, action, administrative proceeding, enforcement action, or governmental or private action of any kind whatsoever commenced against the Borrower, any Subsidiary or any Indemnitee which might adversely affect the validity or enforceability of this Agreement or any other Financing Document or the performance by the Borrower or any Subsidiary of any of its obligations hereunder or thereunder or (e) any loss or damage to property or any injury to or death of any Person that may be occasioned by any cause whatsoever pertaining to any Collateral or the use thereof, and shall further indemnify and save harmless the Indemnitees from and against (1) all amounts paid in settlement of any litigation commenced or reasonably threatened against any Indemnitee that falls within the scope of clauses (a) through (e) above, and (2) all expenses reasonably incurred in the investigation of, preparation for or defense of any litigation, proceeding or investigation of any nature whatsoever that falls within the scope of clauses (a) through (e) above, commenced or reasonably threatened against the Borrower, any Subsidiary or any Indemnitee.

6.27          Most Favored Lender Status.  If the Borrower or any Subsidiary enters into, assumes or otherwise is or becomes bound or obligated under, or amends, restates or otherwise modifies, any agreement creating or evidencing any Indebtedness of the Borrower or any Subsidiary, or any refinancing or extension of all or any portion thereof (including without limitation all Note Purchase Documents in existence on the date hereof and as amended or modified from time to time), to include one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Borrower, any Subsidiary or any of the Lenders, be deemed to be amended automatically and immediately to include each Additional Covenant and each Additional Default contained in such agreement.  The Borrower further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the Agent) an amendment to this Agreement in form and substance satisfactory to the Required Lenders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 6.27, but shall merely be for the convenience of the parties hereto.”

2.22          Section 7.2 is restated as follows:

The Borrower shall fail to observe or perform any covenant contained in Section 6.1(d), Sections 6.3 through 6.10, inclusive, or Sections 6.16 through 6.22, inclusive; or

2.23          References to "$20,000,000" in Sections 7.5, 7.10 and 7.11 and in the definition of "Significant Obligations" are each replaced with "$10,000,000".

2.24         The following new Section 7.14 is added to the Credit Agreement:

7.14         Any Collateral Document shall for any reason (other than solely as the result of an act or omission of the Agent or a Lender) fail to create a valid and perfected first priority security interest, subject to the Intercreditor Agreement, in any Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or, due to any action by the Borrower or any of its Subsidiaries not consented to by the Required Lenders, any Collateral Document shall fail to remain in full force or effect or any action shall be taken by the Borrower or any of its Subsidiaries not consented to by the Required Lenders to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Borrower or any Guarantor shall fail to comply with any of the terms or provisions of any Collateral Document if the failure continues beyond any period of grace provided for in the applicable Collateral Document.

2.25         Section 9.5 of the Credit Agreement is restated as follows:

9.5           Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such).  The Obligations of each Borrower are several and not joint, except to the extent that any Borrower has executed a Guaranty with respect to the Secured Obligations of another Borrower.  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.6 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

2.26         The following new clauses (d) and (e) are added to the end of Section 9.6:

(d)  Upon the earliest to occur of (i) Consolidated Adjusted EBITDA, determined as of the end of the fiscal quarter ending March 31, 2009 and calculated for the fiscal quarter then ending, being less than -$12,000,000, (ii) Consolidated Adjusted EBITDA, determined as of the end of the fiscal quarter ending June 30, 2009 and calculated for the fiscal quarter then ending, being less than $5,000,000, (iii) Consolidated Adjusted EBITDA, determined as of the end of the fiscal quarter ending September 30, 2009 and calculated for the fiscal quarter then ending, being less than $8,000,000, (iv) Consolidated Adjusted EBITDA, determined as of the end of any fiscal quarter thereafter and calculated for the fiscal quarter then ending, being less than $15,000,000, or (v) the occurrence of any Default, then, at the request of the Agent or the Required Lenders, the Borrower agrees to promptly engage at Borrower's sole cost a financial consultant selected by the Borrower and reasonably acceptable to the Agent and the Required Lenders (the “Borrower Financial Advisor”) with a scope of authority, and engaged pursuant to terms and conditions, in each case reasonably satisfactory to the Borrower, the Agent and the Required Lenders.  The Borrower shall provide the Borrower Financial Advisor with full onsite access to its books and records and the opportunity to discuss the financial condition, performance, financial statements and other matters regarding the Borrower and its Subsidiaries with their respective officers, managers, other employees, directors, independent accountants and financial advisors to permit the Borrower Financial Advisor to fully investigate any matter that arises during its review of the financial and other information of the Borrower and its Subsidiaries.  The Borrower Financial Advisor shall fully share its work product with the Borrower, the Agent and the Lenders.

(e)  The Borrower agrees that Agent or its counsel may hire one consulting firm chosen by the Agent to act as financial advisor (the “Lender Financial Advisor”) to counsel for the Agent and the Lenders and the Borrower agrees to pay the fees and expenses of the Lender Financial Advisor, provided that such fees shall be market reasonable (as reasonably determined by the Agent) and expenses shall be incurred on a basis consistent with the Borrower’s current travel and entertainment policy in effect on the First Amendment Effective Date and disclosed to the Agent.  The Borrower and its Subsidiaries shall provide the Lender Financial Advisor with reasonable onsite access to their books and records during normal business hours and the opportunity to discuss the financial condition, performance, financial statements and other matters regarding the Borrower and its Subsidiaries with their respective officers, managers, other employees, directors, independent accountants and financial advisors to permit the Lender Financial Advisor to fully investigate any matter that arises during its review of the financial and other information of the Borrower and its Subsidiaries.  The Lender Financial Advisor shall have no duty to share its work product with, or accept instructions from, the Borrower, any Subsidiary or any Person working on their behalf.  If a Borrower Financial Advisor has been retained and the Agent and the Lenders thereafter retain a Lender Financial Advisor, the Agent and the Lenders agree that they will use reasonable efforts to limit any duplicative efforts between the Borrower Financial Advisor and the Lender Financial Advisor, as determined by the Required Lenders.

2.27         The following new Sections 10.11. 10.12 and 10.13 are added to the Credit Agreement:

10.11       Execution of Collateral Documents.  The Lenders hereby empower and authorize the Agent (in its capacity as Agent or as Collateral Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.  The Lenders further empower and authorize the Agent (in its capacity as Agent or as Collateral Agent) to execute and deliver on their behalf the Intercreditor Agreement and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Intercreditor Agreement, provided that the form of the Intercreditor Agreement has been approved by the Required Lenders, and each Lender shall be bound by the terms and provisions of the Intercreditor Agreement so executed by the Agent.

10.12        Collateral Releases.  The Lenders hereby irrevocably empower and authorize JPMorgan, in its capacity as Agent or as Collateral Agent, to execute and deliver on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases or subordinations of Liens on any Collateral (i) which being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (ii) owned by or leased to the Borrower or any of its Subsidiaries which is subject to a purchase money security interest or which is the subject of a Capitalized Lease, (iii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Collateral Agent or the Agent or (iv) which shall otherwise be permitted by the terms hereof or any other Loan Document.  Except as provided in the preceding sentence, JPMorgan, in its capacity as Agent or as Collateral Agent, will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, JPMorgan, in its capacity as Agent or as Collateral Agent, may in its discretion, release Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Lenders.  In addition to the foregoing, the Lenders, the Agent and the Collateral Agent hereby agree that any sale of accounts owed by account debtors shall be deemed to be released from the Liens in favor of the Collateral Agent upon sale of such accounts by a Borrower as part of a Qualified Receivables Transaction.

10.13        Collateral; Reports.  The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Borrower or any Subsidiary or is cared for, protected, or insured or has been encumbered, or that any Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.  Each Lender hereby agrees as follows: (a) such Lender is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each report prepared by the Agent or another Person showing the results of appraisals, field examinations, audits or other reports pertaining to the Borrower's and its Subsidiaries' assets from information furnished by or on behalf of the Borrower or its Subsidiaries prepared by or on behalf of the Agent (the "Supplemental Reports"); (b) such Lender expressly agrees and acknowledges that JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Supplemental Report or any of the information contained therein, or (ii) shall not be liable for any information contained in any Supplemental Report; (c) such Lender expressly agrees and acknowledges that the Supplemental Reports are not comprehensive audits or examinations, that the Collateral Agent, the Agent, JPMorgan, or any other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the books and records of the Borrower and is Subsidiaries, as well as on representations of the personnel of the Borrower and its Subsidiaries and that JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, undertakes no obligation to update, correct or supplement the Supplemental Reports; (d) such Lender agrees to keep all Supplemental Reports confidential and strictly for its internal use, not share any Supplemental Report with the Borrower or any of its Subsidiaries and not to distribute any Supplemental Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, such Lender agrees (i) that JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, shall not be liable to such Lender or any other Person receiving a copy of any Supplemental Report for any inaccuracy or omission contained in or relating to a Supplemental Report, (ii) to conduct its own due diligence investigation and make credit decisions with respect to the Borrower and its Subsidiaries based on such documents as such Lender deems appropriate without any reliance on the Supplemental Reports or on JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, (iii) to hold JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, and any such other Person preparing a Supplemental Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Supplemental Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any Obligations and (iv) to pay and protect, and indemnify, defend, and hold JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, and any such other Person preparing a Supplemental Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by JPMorgan, either individually, as Agent, as Collateral Agent or in any other capacity, and any such other Person preparing a Supplemental Report as the direct or indirect result of any third parties who might obtain all or part of any Supplemental Report through the indemnifying Lender.

2.28          Schedules 6.5 and 6.16 to the Credit Agreement are replaced with Schedules 6.5 and 6.16 attached hereto and Schedule 6.16-2 attached hereto is added to the Credit Agreement as Schedule 6.16-2.

ARTICLE 3.
REPRESENTATIONS

The Borrower represents and warrants to the Agent and the Lenders that:

3.1           The execution, delivery and performance of this Amendment are within its powers, have been duly authorized by the Borrower and are not in contravention of any Requirement of Law.  This Amendment is the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with the terms thereof, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

3.2           After giving effect to the waiver and amendments herein contained and the waivers and amendments to Note Purchase Documents being delivered pursuant to Section 4.2 hereof, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and no Default or Unmatured Default exists or has occurred and is continuing on the date hereof.

3.3           Complete and correct copies of the waiver and amendment to the 2005 Note Purchase Agreement, the waiver and amendment to the 2006 Note Purchase Documents, and all agreements and documents executed in connection therewith have been delivered to the Lenders and such amendments, waivers and other agreements and documents are being executed simultaneously herewith, and neither the Borrower nor any Subsidiary thereof has paid (or promised to pay) any amendment fee or any other direct or indirect compensation to any Senior Note Holder or any of their respective Affiliates, attorneys, agents, consultants or other representatives (other than as set forth in such amendments, waivers and other agreements and documents) or to any other creditor of the Borrower or any Subsidiary in connection with the transactions contemplated thereby.

ARTICLE 4.
CONDITIONS PRECEDENT.

This Amendment shall become effective as of the date hereof, provided that each of the following has been satisfied:

4.1           This Amendment shall be signed by the Borrower, the Agent and the Required Lenders.

4.2           The Lenders shall have received an amendment and waiver to the 2005 Note Purchase Documents, an amendment and waiver to the 2006 Note Purchase Note Documents and all agreements and documents executed in connection therewith, and all such amendments and waivers and other agreements and documents shall be executed simultaneously herewith and shall be satisfactory to the Required Lenders.

4.3           The Intercreditor Agreement shall be signed by all parties thereto.

4.4           Other than such Collateral Documents permitted to be delivered on a post closing basis under Section 2.27 of the Credit Agreement or otherwise agreed to by the Agent, all Guaranties and Collateral Documents required by the Agent or the Required Lenders shall have been duly executed by the Borrower and each applicable Subsidiary, together with any documents, agreements, instruments, filings and other items related thereto as reasonably required by the Agent or the Required Lenders to create a valid, attached, perfected, first priority Lien in favor of the Collateral Agent with respect to the Collateral covered by the Collateral Documents.

4.5           The Borrower shall have delivered a certificate of an Authorized Officer (i) attaching a copy of the January 2009 Financial Forecasts, and (ii) certifying that the January 2009 Financial Forecasts have been prepared by the Borrower on the basis of assumptions which the Borrower reasonably believes were reasonable when made in light of the historical performance of the Borrower and its Subsidiaries and reasonably foreseeable business conditions, and that no facts are known to the Borrower at the date thereof which, if reflected in the January 2009 Financial Forecasts, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

4.6           The Borrower shall have provided all other due diligence materials requested by the Agent or the Required Lenders.

4.7           The Agent shall have received Lien searches in respect of the Borrower and its Subsidiaries in form and substance satisfactory to the Agent.

4.8           The Borrowers and the Guarantors shall have executed and delivered such other agreements and instruments, and satisfied such other conditions in connection with this Amendment as required by the Agent, including but not limited to resolutions, certificates, financial statements and projections and opinions of counsel acceptable to the Agent, the providing of the cash collateral for Rate Management Obligations (and all documents required in connection therewith) and the payment of such fees required in connection herewith.

ARTICLE 5.
MISCELLANEOUS.

5.1           References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.  This Agreement is a Loan Document.  Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.  This Agreement is a Loan Document.

5.2           Except as expressly amended hereby, the Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

5.3           The Borrower represents and warrants that it is not aware of any claims or causes of action against the Agent, any Lender or any of their respective affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the Obligations.  Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrower, on behalf of itself and its Subsidiaries, employees, agents, executors, heirs, successors and assigns (the "Releasing Parties"), hereby releases the Agent, each Lender and their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the "Released Parties"), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Agreement, the other Loan Documents, all transactions relating to this Agreement or any of the other Loan Documents or the business relationship among, or any other transactions or dealings among the Releasing Parties or any of them and the Released Parties or any of them.

5.4           The Borrower acknowledges and agrees that each of the Agent and the Lenders has fully performed all of its obligations under all Loan Documents, and that all actions taken by the Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Loan Documents.  The actions of each of the Agent and the Lenders taken pursuant to this Agreement and the documents referred to herein are in furtherance of their efforts as secured lenders seeking to collect the obligations owed to them.  Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Borrower, its Subsidiaries, the Agent and the Lenders.  The Borrowers, its Subsidiaries, the Agent and the Lenders agree that notwithstanding the provisions of this Agreement, each of the Borrowers and its Subsidiaries remain in control of their respective business operations and determine the business plans (including employment, management and operating directions) for its business.

5.5           This Agreement may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or electronic mail message shall be enforceable as originals.

IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed, delivered and effective as of the date first above written ..

MODINE MANUFACTURING COMPANY

By:	/s/ Bradley C. Richardson
Title:	Executive Vice President – Corporate Strategy & Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as the Agent, as the Swing Line Lender, as the LC Issuer and as a Lender

By:	/s/ Brian L. Grossman

Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Documentation Agent and as a Lender

By:	/s/ Steven K. Kessler

Title:	Senior Vice President

M&I MARSHALL & ILSLEY BANK, as a Documentation Agent and as a Lender

By:	/s/ Gina A. Peter

Title:	Senior Vice President

By:	/s/ James R. Miller

Title:	Senior Vice President

WELLS FARGO BANK, N.A., as a Documentation Agent and as a Lender

By:	/s/ Jennifer Clack

Title:	Vice President/Principal

DRESDNER BANK AG, as a Lender

By:	/s/ Ralf Mulik

Title:	Director

By:	/s/ Ekkehard Albrecht

Title:	Director

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Caroline V. Krider

Title:	Vice President and Senior Lender

COMERICA BANK, as a Lender

By:	/s/ Heather A. Whiting

Title:	Vice President